Exhibit 10.65

Medical benefits arrangement with James W. Young, Ph.D.

In connection with the 2009 restructuring, James W. Young, Ph.D. retired as Executive Chairman, effective as of April 3, 2009. In connection with his resignation as Executive Chairman, the Company agreed to cover Dr. Young’s medical benefits for a period of twelve months.